Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing Schedule 13G filed on this date with respect to the beneficial ownership by the undersigned of the limited liability company units of Symbotic Holdings LLC and an equal number of paired shares of Class V-1 Common Stock of Symbotic Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k) and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filings. The parties to this Joint Filing Agreement acknowledge that each shall be responsible for the timely filing of the Schedule 13G and any such amendments thereto, and for the completeness and accuracy of the information concerning him, her, or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filings, except to the extent that he, she, or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 29, 2022

THE ANTHONY JAMES AFFUSO AND LORRAINE PERKINS AFFUSO REVOCABLE TRUST, BY ANTHONY JAMES AFFUSO and LORRAINE PERKINS AFFUSO, CO-TRUSTEES

/s/ Anthony J. Affuso
Name: Anthony J. Affuso

/s/ Lorraine Perkins Affuso
Name: Lorraine Perkins Affuso

ANTHONY J. AFFUSO

/s/ Anthony J. Affuso
Name: Anthony J. Affuso

LORRAINE PERKINS AFFUSO

/s/ Lorraine Perkins Affuso
Name: Lorraine Perkins Affuso